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                                                              Exhibit 99.2(k)(2)


                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                      SCUDDER WEISEL CAPITAL SERVICES LLC

                                      and

                   SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND



                                JANUARY 16, 2001
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                     TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 16th day of January, 2001, by and between Scudder Weisel Capital Services LLC (the "Transfer Agent"), a Delaware limited liability company having its principal office and place of business at 5375 Mira Sorrento Place, Suite 700, San Diego, CA 92121, and Scudder Weisel Capital Entrepreneurs Fund (the "Fund"), a Delaware business trust having its principal place of business at 88 Kearny Street, San Francisco, CA 94108.

WHEREAS, the Fund desires that Transfer Agent perform certain services for the Fund; and

WHEREAS, the Transfer Agent is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

1.   Appointment as Agent Services

1.1. Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, (a) the Fund hereby engages the Transfer Agent to act as transfer and dividend disbursing agent for the Fund and to provide the transfer agency services set forth in Appendix A hereto (the "Transfer Agency Services") and (b) the Transfer Agent hereby accepts such appointment and agrees to provide the Transfer Agency Services to the Fund pursuant to the terms of this Agreement.

1.2. Delegation. The Transfer Agent may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Fund (individually, a "Sub-Transfer Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that the Sub-Transfer Agent shall be the agent of the Transfer Agent and not the agent of the Fund, and that the Transfer Agent shall be fully responsible for the acts of such Sub-Transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-Transfer Agent.

1.3. New Accounts; Investor Restrictions. (a)Upon receipt of a purchase order from an investor who is not then a shareholder or, where appropriate, from a broker or other representative for such a shareholder, accompanied by sufficient information to enable the Transfer Agent to establish a new shareholder account, the Transfer Agent shall establish a new account for such investor and shall credit such account according to such purchase order.

(b) The Fund is subject to restrictions with respect to investor qualification standards. Accordingly, the Transfer Agent shall not establish an account for an investor unless such investor has provided a fully executed application, the form of which has been provided to the Transfer Agent (the "Application"), certifying that such investor meets the applicable investor qualification standard. The Transfer Agent will not accept orders received from a broker or other representative of an investor ("intermediary") with respect to shares of the Fund unless the
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intermediary has entered into a Selling Group Agreement or equivalent agreement with Scudder Weisel Capital, LLC ("SWC"). Such intermediaries will be identified to the Transfer Agent by SWC.

1.4. Transfers of Shares. The Fund issues shares that are subject to restrictions as to transfer. Accordingly, the Transfer Agent shall not effect the transfer of shares of the Fund without first obtaining a certification from the transferee (the substance of which is contained in the Application) that the transferee meets the Fund's investor qualification.

1.5. Recordkeeping. The Transfer Agent shall keep adequate records relating to the Transfer Agency Services provided hereunder, as required by applicable law and consistent with good industry practice. All such records prepared or maintained by the Transfer Agent relating to the Transfer Agency Services provided hereunder shall be the property of the Transfer Agent or, to the extent required under the Investment Company Act of 1940, as amended (the "1940 Act") and rules thereunder, of the Fund. Such records shall be preserved and maintained and shall be made available to or surrendered to the Fund on request in accordance with the provisions of the 1940 Act and such rules and in accordance with the requirements of other applicable laws and rules. Records surrendered hereunder shall be in a format consistent with good industry practice. This provision shall survive termination of this Agreement.

1.4. Demand Deposit and Other Bank Accounts. The Fund shall establish and manage demand deposit accounts and other bank accounts with such banks as are necessary in order that the Transfer Agent may perform the services required to be performed hereunder. To the extent the performance of such services shall require the Transfer Agent directly to disburse amounts for payments of dividends, repurchase proceeds or other purposes, the Fund shall provide such bank or banks with all instructions and authorizations necessary for the Transfer Agent to effect such disbursements.

1.5. Document Safekeeping. The Transfer Agent shall establish and maintain facilities and procedures, as required by applicable laws and consistent with good industry practice, for the preparation, use and safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; investment checks, checks payable by the Funds and other negotiable and bearer instruments and things of value.

1.6. Processing of Investment Checks. The Transfer Agent shall receive investment checks from Fund shareholders and prospective shareholders and shall process such checks. In the event of the return unpaid of any investment check processed by the Transfer Agent, the Transfer Agent shall place a stop transfer order against all shares issued as a result of such investment check.

1.7. Lost Shareholder Searching and Reporting. The Transfer Agent shall provide such services as are necessary to comply with the lost shareholder rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act") and with the abandoned property reporting requirements of each state.

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1.8  Additional Services. The Transfer Agent shall provide such additional services to the Fund, at such fees, as the parties may agree upon from time to time.

1.9 Series of Funds. In the event that any Fund establishes one or more series of Shares, the term "Funds" herein shall include such series as if a separate Fund and all recordkeeping and reporting shall be done separately for each series.

2.   Fees and Expenses

2.1 Fees. In consideration of the Transfer Agent's provision of the Transfer Agency Services hereunder, the Fund shall pay to the Transfer Agent the fees described in Appendix B hereto.

2.2 Reimbursable Expenses. In addition to paying the Transfer Agent the fees described in Section 2 hereof, the Fund agrees to reimburse the Transfer Agent for the Transfer Agent's out-of-pocket expenses in providing the services hereunder, including without limitation, the following:

     (a) all freight and other delivery and bonding charges incurred by the Transfer Agent in delivering materials to and from the Fund and in delivering all materials to shareholders;

     (b) all direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by the Transfer Agent in communication with the Fund, the Fund's investment advisers or custodian, dealers, shareholders or others as required for the Transfer Agent to perform the services to be provided hereunder;

     (c) costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material which shall be required by the Transfer Agent for the performance of the services to be provided hereunder;

     (d) the cost of microfilm or microfiche of records or other materials;

     (e) all systems-related expenses associated with the provision of special reports and services pursuant to Appendix A; and

     (f) any expenses the Transfer Agent shall incur at the written direction of an officer of the Fund thereunto duly authorized.

Reimbursable expenses shall not include any allocation of overhead or other fixed costs. In addition, the Fund shall reimburse the Transfer Agent for its reasonable out-of-pocket expenses incurred in the provision of any other services performed at the request of the Fund. The Transfer Agent shall keep track of such expenses and shall prepare an itemized statement of such expenses to be included with each invoice hereunder.

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     3.   Representations and Warranties of the Fund

          The Fund represents and warrants to the Transfer Agent that:

          (a) It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

          (b) It is duly qualified to carry on its business in each jurisdiction where it carries on its business.

          (c) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement, and when executed and delivered by the Company, this Agreement will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          (d) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          (e) The Fund is an investment company registered under the 1940 Act. A registration statement under the Securities Act of 1933, as amended, is effective for the Fund as of January __, 2001, and appropriate state securities law filings have been made, to the extent necessary, with respect to all shares of the Fund being offered for sale at any time.

     4.   Representations and Warranties of the Transfer Agent

          The Transfer Agent represents and warrants to the Fund that:

          (a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware.

          (b) It is duly qualified to carry on its business in each jurisdiction where it carries on its business.

          (c) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement, and when executed and delivered by the Company, this Agreement will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          (d) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.


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     (e) It is and will continue to be duly registered as a transfer agent under
         Section 17A of the 1934 Act.

     (f) The various procedures and systems which the Transfer Agent has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records and other data of the Fund, and the Transfer Agent's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.


5.   RECORD RETENTION AND CONFIDENTIALITY

5.1. All books, records, information and data pertaining to the business of the other party that are exchanged or received in connection with this Agreement, unless publicly available, shall be kept confidential and shall not be voluntarily disclosed to any other person, except as may be required hereunder or by law or court order. The provisions of this Article shall survive termination of this Agreement for three (3) years, except that the Transfer Agent shall keep the names of Fund shareholders confidential indefinitely.

5.2. Each party hereto acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to it by the other party hereto are the proprietary information of such other party and are of a confidential nature, except to the extent that the such information is (a) proprietary information of the receiving party or its affiliates, (b) in the public domain, or (c) already in the possession of the receiving party at the time of receipt. The receiving party shall use commercially reasonable measures to prevent unauthorized persons from gaining access to, distributing, or otherwise using such proprietary information.

5.3. Each party shall use commercially reasonable measures to advise its employees of their obligations in connection with this Article.

5.4. The parties acknowledge that a breach of provisions 5.1 through 5.3 of this Article may cause irreparable harm for which money damages would not be adequate compensation and the parties agree that injunctive relief will be appropriate for redress of any such breach.

5.5. The Transfer Agent shall keep and maintain on behalf of the Fund all books and records which the Fund or the Transfer Agent is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. The Transfer Agent further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's


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agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Fund, the shareholder, or shareholder's agent, or the dealer of record as to such account.

6.   Notices

     All notices and consents required or given hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered to the proper party by hand, or (ii) delivered to the proper party by certified mail, return receipt requested, or by a commercial courier, or (iii) sent to the proper party by telecopier, facsimile or similar electronic means if (i) on the same day a copy also is sent by certified mail, return receipt requested, or is sent for overnight delivery by commercial courier, addressed to the proper party at its address below (or a changed address specified by it in a notice to the other party) and marked to the attention of the officer names below and (ii) such communication by telecopier, facsimile or similar electronic means is addressed to the telecopier or facsimile number provided by the other party. Each party shall keep the other party advised of the appropriate telecopier or facsimile number for receiving telecopier or facsimile notices hereunder and each party shall respond promptly by telecopier, facsimile or similar electronic means to any request of the other party for confirmation of receipt of a notice sent by any means described above. The addresses of the parties, the names and titles of the relationship managers to whose attention notices are to be marked, and the facsimile and telephone numbers for such notices for each party are set forth on Appendix C hereto.

7.   Term and Termination of Agreement

7.1 The term of this Agreement shall commence on January 16, 2001, and shall continue for one (1) year thereafter, following which such term shall continue until terminated by either party by notice to the other party of not less than one hundred and twenty (120) days.

7.2 The Transfer Agent may terminate this Agreement by notice to the Fund of not less than sixty (60) days in the event that the Fund breaches its obligation to make timely payments of fees and expense reimbursements hereunder.

7.3 Either party hereto may terminate this Agreement in its discretion for "cause". For purposes of this provision 7.3, "cause" shall mean: (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) a material breach of


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
this Agreement that has not been remedied within thirty (30) days following receipt of written notice of such breach from the non-breaching party.

7.4 Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. If termination of this Agreement is by the Transfer Agent during the first year of the term hereof, the Fund shall pay the Transfer Agent at the time of its notice of termination a fee equal to the fees that would have been payable for the three-month period immediately following termination. In the event of any termination of this Agreement, the Fund shall reimburse the Transfer Agent for its reasonable out-of-pocket expenses incurred in the return of records and of confidential or proprietary materials or information received from the Fund hereunder and for other reasonable out-of-pocket expenses incurred by the Transfer Agent in connection with such termination and conversion to a new service provider. This provision shall survive the termination of this Agreement.

8.  Limitations on Liability

8.1. Instructions. Whenever the Transfer Agent is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in the Fund, the Transfer Agent shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by the Transfer Agent to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Fund or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Fund or any other person authorized by the Fund's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

8.2. Errors or Omissions. The Transfer Agent shall at all times act in good faith and shall use its commercially reasonable efforts to ensure the accuracy, timeliness and thoroughness of services provided hereunder, but, except as otherwise provided herein, the Transfer Agent shall not be liable for losses due to errors or omissions unless such errors or omissions result from (i) its negligence, bad faith, or willful misconduct or that of its employees or agents, (ii) its failure to comply with, or to ensure that its services hereunder are consistent with, applicable federal and state laws and regulations, or (iii) its breach of a representation or warranty contained herein.

8.3 Force Majeure. In the event either party is unable to perform its duties and obligations hereunder because of causes reasonably beyond its control, including but not limited to fires, riots, rebellion, war, strikes, equipment or utility or transmission failure or damage reasonably beyond its control (provided that such party has taken such reasonable preventive measures as were appropriate for it to take), acts of God, or other similar causes, such party shall not be liable to the other for damages resulting from such failure to perform or otherwise from such causes.

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
8.4. Damages. Neither party to this Agreement shall be liable to the other party for such other party's consequential damages under any provision of this Agreement, but each party may be liable for general damages resulting from breach hereof.

9.   Indemnification

9.1. The provisions of this Article shall survive termination of this Agreement.

9.2. The Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all claims, losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to:

     (a) actions of the Transfer that have been properly taken pursuant hereto, so long as the Transfer Agent acts in good faith and without negligence or willful misconduct;

     (b) the Fund's negligence, willful misconduct, or lack of good faith;

     (c) the Fund's breach of any representation or warranty hereunder;

     (d) the reasonable reliance on or use by the Transfer Agent of information, records or documents furnished to it by or on behalf of the Fund;

     (e) the reasonable reliance on or carrying out of instructions of the Fund hereunder by the Transfer Agent, so long as the Transfer Agent acts in good faith and without gross negligence or willful misconduct;

     (f) the negotiation and processing of any investment check received by the Transfer Agent for the purchase of Fund shares, so long as the Transfer Agent acts in good faith and without negligence or willful misconduct; and

     (g) inadvertent transactions with unqualified persons, inadvertent transactions in restricted shares, or any other inadvertent transactions presenting questions of lawfulness, so long as the Transfer Agent employs its commercially reasonable efforts to comply with the Fund's instructions, if any, with respect to such types of transactions.

9.3. The Transfer Agent shall indemnify and hold the Fund harmless from and against any and all claims, losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to:

     (a) the Transfer Agent's refusal or failure to comply with the covenants or terms or conditions hereof;

     (b) the Transfer Agent's lack of good faith, gross negligence or willful misconduct; and

     (c) the Transfer Agent's breach of any representation or warranty hereunder.


                                      -8-

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9.4. In order that the foregoing indemnification provisions in this Article shall apply, upon a loss or assertion of a claim for which either party may be required to indemnify the other hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of such loss or assertion and shall keep the Indemnitor advised of developments concerning such loss or claim. The Indemnitor shall have the option to participate at its expense with the Indemnitee in the defense of such claim or to defend against such claim in its own name or it the name of the Indemnitee. The Indemnitee shall provide to the Indemnitor all necessary information and other reasonable assistance to permit the Indemnitor to defend or settle such claim. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor's prior written consent.

10.  Legal Advice

     The Transfer Agent shall notify the Fund at any time the Transfer Agent believes that it is in need of the advice of counsel (other than counsel in the regular employ of the Transfer Agent or any affiliated companies) with regard to the Transfer Agent's responsibilities and duties pursuant to this Agreement; and after so notifying the Fund, the Transfer Agent, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Fund unless relating to a matter involving the Transfer Agent's willful misfeasance, bad faith, negligence or reckless disregard with respect to the Transfer Agent's responsibilities and duties hereunder and the Transfer Agent shall in no event be liable to the Fund or any shareholder or beneficial owner of the Fund for any action reasonably taken pursuant to such advice.

11.  Reports

     The Transfer Agent will furnish to the Fund and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Fund in writing, such reports at such times as are prescribed in Appendix A attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Appendix
A. The Fund agrees to cause the Fund's investment adviser(s) to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

12.  Assignment

     Except as may be provided explicitly herein, neither this Agreement nor any rights hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.



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13.  THIRD-PARTY BENEFICIARIES

     Except as may be provided explicitly herein, this Agreement shall not convey any rights to any third parties, the obligations of each party being taken on solely for the benefit of the other party.

14.  INDEPENDENCE OF PARTIES

     The parties are independent contractors hereunder and are not, and shall not hold themselves out as, partners or agents of each other, except as may be provided explicitly herein. Nothing herein shall make the Transfer Agent liable for the actions or omissions of the Fund or of their parties, including but not limited to the Postal Service.

15.  AMENDMENT

     This Agreement may be amended only by a written agreement executed by both parties.

16.  GOVERNING LAW

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.

17.  NO WAIVER

     The waiver or failure of any party to exercise (or to delay exercising) in any respect any right provided for in this Agreement shall not be deemed a waiver of any further or future right hereunder.

18.  SEVERANCE

     If any provision hereof is held to be invalid, void, unlawful or unenforceable, such provision shall be severed and deleted and the remaining provisions hereof shall remain valid, binding and enforceable.

19.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and arrangements with respect to the subject matter hereof, whether oral or written.

20.  Counterparts

     The parties hereto may execute this Agreement on separate counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written, to become effective on January 16, 2001.

SCUDDER WEISEL CAPITAL             SCUDDER WEISEL CAPITAL
SERVICES LLC                       ENTREPRENEURS FUND

By:_______________________         By:_________________________

 Name:____________________          Name:______________________

  Title:__________________           Title:____________________



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
APPENDIX A: THE TRANSFER AGENCY SERVICES

       The Transfer Agency Services shall include the following services:

(i) Receive for acceptance orders for the purchase and requests for the repurchase of the authorized and issued shares of beneficial interest of the Fund and promptly deliver appropriate documentation and, in the case of purchase orders, payment therefor to the duly authorized custodian (the "Custodian") of the Fund;

(ii) Effect transfers of shares by the registered owners thereof upon receipt of appropriate instructions, in compliance with provision 1.4 of the Agreement;

(iii) Pursuant to the written instructions of shareholders, cause the reinvestment of income dividends and capital gain distributions;

(iv) Promptly after receiving monies from the Custodian with respect to any repurchase of shares, pay over or cause to be paid over such monies as instructed by the tendering shareholders;

(v) Prepare and transmit payments for dividends and distributions declared by the Fund;

(vi) With respect to each purchase order received, and accepted by the Fund, and by reference to such purchase order, cause the issuance of the proper number of shares and record the purchase of the proper number of shares in the account of the purchasing shareholder with the Fund;

(vii) With respect to each repurchase request received, and accepted by the Fund, and by reference to such repurchase request, cause the repurchase of the proper number of shares and record the repurchase of the proper number of shares in the account of the tendering shareholder with the Fund;

(viii) Prepare and transmit payments for commissions and fees to brokers and other intermediaries, as instructed;

(ix) Maintain records of account for and advise the Fund and the shareholders as to the foregoing;

(x) Record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the Securities and Exchange Commission (the "SEC") under the 1934 Act an accurate control book and a continuous record of the total number of shares of the Fund that are issued and outstanding, such record to be available to the Fund on a regular basis;

(xi) Maintain shareholder accounts and (/) withhold federal withholding taxes and state withholding taxes applicable to retirement plans or accounts (or other state withholding taxes that may become applicable) on U.S. resident and non-resident alien and other accounts, as required under federal and state laws and regulations and in accordance with good industry practice, (ii) prepare and file U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends, distributions and taxes withheld, and (iii) provide shareholder account information through the DST TA2000 System and related systems;

  (xii) Address and mail to shareholders communications from the Fund, including but not limited to confirmations of purchases, sales and repurchases of Fund shares, periodic statements, shareholder reports, dividend and distribution notices, and repurchase notices;

 (xiii) In connection with repurchase offers, prepare shareholder lists, mail notices and certify as to the mailing of notices, and report on same;

  (xiv) In connection with shareholder meetings, prepare shareholder lists, mail proxy materials and notices and certify as to the mailing of proxy materials and notices, and report on proxies voted prior to meetings, act as inspector of election at meetings and certify votes taken at meetings;

   (xv) Cause the issuance of replacement certificates for share certificates said to have been lost, stolen or destroyed, as instructed, upon receipt of reasonably satisfactory indemnities or bonds protecting the Transfer Agent and the Fund;

  (xvi) Perform shareholder account maintenance updates (i) as requested in writing or by electronic transmission by a shareholder or (ii) as requested by the Fund, in either case in accordance with the reasonable policies and procedures established by the Transfer Agent hereunder;

 (xvii) Provide appropriate responses to shareholders with respect to all correspondence and rejected trades, other than correspondence conveying complaints;

(xviii)  Perform returned mail processing;

  (xix)  Enter NAV data supplied by agents of the Fund;

   (xx)  Respond to shareholder inquiries;

  (xxi)  Respond to inquiries of broker's representatives; and

 (xxii) Enter transactions effected on behalf of SWC's clients through U.S. Clearing Corporation.

     "As Of" Reporting. In addition, the Transfer Agent shall establish and operate an "as of" reporting system that conforms substantially to the Transfer Agent's policies and procedures of "as of" trades, as in effect from time to time.

     "Blue Sky" Data. In addition, for the Fund, the Transfer Agent shall furnish to a service provider designated by the Fund "blue sky" data in electronic format.


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
APPENDIX B: FEES AND EXPENSES


[TO BE PROVIDED]

APPENDIX C: ADDRESSES FOR NOTICES

For notices to the Fund:

                              Scudder Weisel Capital Entrepreneurs Fund
                              88 Kearny Street
                              San Francisco, CA 94108
                              Attention: Christopher N. Nordquist
                              Telephone: 415-262-6200
                                    Fax: 415-262-6501

                              With a copy to: Elisabeth MacKnight


For notices to the Transfer Agent:

                              Scudder Weisel Capital Services LLC
                              5375 Mira Sorrento Place
                              Suite 700
                              San Diego, CA 92121
                              Attention: Stacie DeAngelo
                              Telephone: 858-824-3784
                                    Fax: 858-824-3600